Exhibit 99.1

CITIZENS HOLDING COMPANY REPORTS EARNINGS

PHILADELPHIA, Miss.—(BUSINESS WIRE)—July 20, 2021—Citizens Holding Company (the “Company”) (NASDAQ:CIZN) announced today results of operations for the three and six months ended June 30, 2021.

(in thousands, except share and per share data)

Net income for the three months ended June 30, 2021 was $1,907, or $0.34 per share-basic and diluted, an increase of $445, or 30.44% from net income of $1,462, or $0.26 per share-basic and diluted for the same quarter in 2020.

Net income for the six months ended June 30, 2021 was $3,804, or $0.68 per share-basic and diluted, an increase of $1,182, or 45.08% from net income of $2,622, or $0.47 per share-basic and diluted for the same period in 2020.

Second Quarter Highlights

•

As a result of the pandemic, the Company’s wholly-owned subsidiary, The Citizens Bank (the “Bank”), saw unprecedented deposit growth due to the government stimulus and customers increasing their savings to prepare for the pandemic uncertainty. This caused the Company’s total assets to grow by approx. $332,000 from March 31, 2020 to March 31, 2021, significantly outpacing the growth of capital. In response to this surge, the Company took 2 necessary steps during the quarter ended June 30, 2021 to ensure the Bank was maintaining the appropriate levels of capital. First, the Company obtained a $20,000 line of credit, of which $18,000 was injected into the Bank. Second, the Company strategically repriced and/or reduced higher interest-bearing deposits by liquidating under-performing securities in an effort to shrink the balance sheet of the Bank and bolster earnings. The impact of these efforts increased the Bank’s Tier 1 Leverage Ratio from 6.76% at March 31, 2021 to 8.25% at June 30, 2021.

•

Total revenues, or interest and noninterest income, for the three months ended June 30, 2021 totaled $12,805, an increase of $494 or 4.01%, compared to the three months ended March 31, 2021, and an increase of $208, or 1.65%, compared to the same quarter in 2020. Total revenue increased year-over-year by $429, or 1.74% to $25,116 from $24,687. The increase in revenue primarily reflects the gains from the sale of investments to lower the Company’s prepayment risk within the Company’s mortgage-backed securities portfolio.

•

Total loans decreased $5,132, or (.80%), to $634,042 at June 30, 2021, compared to $639,174 at March 31, 2021, and decreased $2,154, or (0.34%), compared to $636,196 at June 30, 2020. Excluding PPP loans with a total balance of $21,642 at June 30, 2021 and $23,649 at March 31, 2021, total loans slightly decreased $3,125, or (0.49%), and year-over-year increased $25,025, or 3.93%, compared to June 30, 2020 after excluding $48,821 in PPP loans. Despite the overall linked-quarter decrease, construction and development loans increased by $15,970 or 28.61%, which was principally a result of the economy starting to recovery from the effects of the pandemic.

•

Overall cost of funds decreased 3 basis points (“bps”) to 50 bps for the three months ended June 30, 2021 compared to 53 bps for the three months ended March 31, 2021 and decreased 24 bps compared to 74 bps for the three months ended June 30, 2020. The decrease in the cost of funds is a result of management’s continuing repricing efforts on higher interest-bearing deposits.

Net Interest Income

Net interest income for the three months ended June 30, 2021 was $8,494, an increase of $861, or 11.28% compared to $7,633 for the three months ended March 31, 2021, and an increase of $144, or 1.72%, compared to $8,350 for the three months ended June 30, 2020. The net interest margin (“NIM”) increased 25 bps to 2.57% for the three months ended June 30, 2021 from 2.32% at March 31, 2021.

Net interest income for the six months ended June 31, 2021 increased $392, or 2.49% to $16,127 from $15,735 for the same period in 2020. The net interest margin (“NIM”) was 2.45% as of June 30, 2021 compared to 2.32% at March 31, 2021 and 2.74% for the same period in 2020.

The increase in NIM is a result of management strategically reallocating the security portfolio into securities that are less likely to prepay such as higher yielding municipal investments. Management also continues to reprice higher interest-bearing deposits to help offset margin compression.

Credit Quality

The provision for loan losses for the six months ended June 30, 2021 was $319, down $617 year-over-year compared to $936. The decrease in the provision reflects management’s estimate of inherent losses in the loan portfolio, which is based on the overall improvement of the economy as a result of the continuing vaccine distribution at the local and national level, the steady decline in the unemployment rate, and the overall decrease in the loan portfolio when compared to the prior quarter.

The Company’s non-performing assets decreased by $2,871, or (24.49%), to $8,851 at June 30, 2021 compared to $11,722 at March 31, 2021 and decreased $6,051 or (40.61%), from $14,902 at June 30, 2020. The decrease reflects the foreclosure and charge-off of one non-accrual impaired loan that was already adequately reserved for in the allowance. This addition to other real estate owned (“OREO”) was subsequently offset with the sale of $1,410 of OREO properties coupled with write downs of $375 for the three months ended June 30, 2021.

Year-to-date net charge-offs totaled $702, or 0.11% of average loans at June 30, 2021 compared to 0.07% at June 30, 2020.

Noninterest Income

Noninterest income decreased for the three months ended June 30, 2021, by $243, or (7.52%) compared to the three months ended March 31, 2021 and increased by $519 or 21.01% compared to the same period in 2020.

Noninterest income increased by $1,370, or 28.24%, for the six months ended June 30, 2021 when compared to the same period in 2020.

The increase in noninterest income year-over-year was primarily due to the following factors:

•

Increase in mortgage loan origination income due to a decrease in long-term mortgage rates. Mortgage loan origination income increased $189, or 35.73% for the six months ended June 30, 2021 compared to the same period in 2020;

•	Increase in gains from the sale of investment securities to lower the Company’s prepayment risk within the Company’s mortgage-backed securities portfolio;

•	Interchange fees, which is included in Other Service Charges and Fees in the Financial Highlights below, increased $405 or 27.65%, at June 30, 2021 compared to the same period in 2020.

•	Partially offset by a decrease in overdraft income due to the buildup of savings due to the COVID-19 pandemic and government stimulus.

Noninterest Expense

Noninterest expense increased for the three months ended June 30, 2021 by $514, or 6.07% compared to the three months ended March 31, 2021 and increased by $638 or 7.65% compared to the same period in 2020.

Noninterest expense increased by $1,039, or 6.33%, for the six months ended June 30, 2021 when compared to the same period in 2020.

The increase in noninterest expense is mainly attributable to an increase in regulatory related expenses, the write-down of other real estate owned, and the continued investment in customer facing and internal technology.

Dividends

The Company paid aggregate cash dividends in the amount of $2,684 or $0.48 per share, during the six-month period ended June 30, 2021 compared to $2,681, or $0.48 per share, for the same period in 2020.

Citizens Holding Company (the “Company”) is a one-bank holding company and the parent company of The Citizens Bank of Philadelphia (the “Bank”), both headquartered in Philadelphia, Mississippi. The Bank currently has twenty-four banking locations in fourteen counties in East Central and South Mississippi and a Loan Production Office in Oxford, Mississippi to offer loan services to north Mississippi. In addition to full service commercial banking, the Bank offers mortgage loans, title insurance services through its subsidiary, Title Services, LLC, and a full range of Internet banking services including online banking, bill pay and cash management services for businesses. Internet banking services are available at the Bank’s website, www.thecitizensbankphila.com. Citizens Holding Company stock is listed on the NASDAQ Global Market and is traded under the symbol CIZN. The Company’s transfer agent is American Stock Transfer & Trust Company. Information about Citizens Holding Company may be obtained by accessing its corporate website at www.citizensholdingcompany.com.

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical facts included in this release regarding the Company’s financial position, results of operations, business strategies, plans, objectives and expectations for future operations, are forward looking statements. The Company can give no assurances that the assumptions upon which such forward-looking statements are based will prove to have been correct. Forward-looking statements speak only as of the date they are made. The Company does not undertake a duty to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made. Such forward-looking statements are subject to certain risks, uncertainties and assumptions. The risks and uncertainties that may affect the operation, performance, development and results of the Company’s and the Bank’s business include, but are not limited to, the following: (a) the risk of adverse changes in business conditions in the banking industry generally and in the specific markets in which the Company operates; (b) the impact of COVID-19 on our business, including the impact of the actions taken by governmental authorities to try and contain the virus or address the impact of the virus on the United States economy (including, without limitation, the CARES Act), and the resulting effect of all of such items on our operations, liquidity and capital position, and on the financial condition of our borrowers and other customers; our ability to mitigate our risk exposures; (c) changes in the legislative and regulatory environment that negatively impact the Company and Bank through increased operating expenses; (d) increased competition from other financial institutions; (e) the impact of technological advances; (f) expectations about the movement of interest rates, including actions that may be taken by the Federal Reserve Board in response to changing economic conditions; (g) changes in asset quality and loan demand; (h) expectations about overall economic strength and the performance of the economics in the Company’s market area; and (i) other risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission. Should one or more of these risks materialize or should any such underlying assumptions prove to be significantly different, actual results may vary significantly from those anticipated, estimated, projected or expected.

Citizens Holding Company

Financial Highlights

(amounts in thousands, except share and per share data)

	For the Three Months Ended			For the Six Months Ended
	June 30, 2021	March 31, 2021	June 30, 2020	June 30, 2021	June 30, 2020
INTEREST INCOME
Loans, including fees	$7,917	$8,131	$7,632	$16,048	$15,112
Investment securities	1,889	933	2,464	2,822	4,461
Other interest	10	15	31	25	263

	9,816	9,079	10,127	18,895	19,836

INTEREST EXPENSE
Deposits	1,186	1,266	1,612	2,452	3,581
Other borrowed funds	136	180	165	316	520

	1,322	1,446	1,777	2,768	4,101

NET INTEREST INCOME	8,494	7,633	8,350	16,127	15,735

PROVISION FOR LOAN LOSSES	232	87	622	319	936

NET INTEREST INCOME AFTER
PROVISION FOR LOAN LOSSES	8,262	7,546	7,728	15,808	14,799

NONINTEREST INCOME
Service charges on deposit accounts	768	814	668	1,582	1,717
Other service charges and fees	1,091	975	871	2,066	1,644
Other noninterest income	1,130	1,443	931	2,573	1,490

	2,989	3,232	2,470	6,221	4,851

NONINTEREST EXPENSE
Salaries and employee benefits	4,585	4,568	4,307	9,153	8,742
Occupancy expense	1,791	1,817	2,036	3,608	3,695
Other noninterest expense	2,606	2,083	2,001	4,689	3,974

	8,982	8,468	8,344	17,450	16,411

NET INCOME BEFORE TAXES	2,269	2,310	1,854	4,579	3,239

INCOME TAX EXPENSE	362	413	392	775	617

NET INCOME	$1,907	$1,897	$1,462	$3,804	$2,622

Earnings per share - basic	$0.34	$0.34	$0.26	$0.68	$0.47

Earnings per share - diluted	$0.34	$0.34	$0.26	$0.68	$0.47

Dividends paid	$0.24	$0.24	$0.24	$0.48	$0.48

Average shares outstanding - basic	5,584,441	5,578,820	5,580,340	5,581,662	5,573,515

Average shares outstanding - diluted	5,584,681	5,579,814	5,583,789	5,582,258	5,576,339

	For the Period Ended,
	June 30, 2021	March 31, 2021	June 30, 2020
Period End Balance Sheet Data:
Total assets	$1,338,134	$1,548,347	$1,402,224
Total earning assets	1,243,973	1,440,234	1,308,683
Loans, net of unearned income	634,042	639,174	636,196
Allowance for loan losses	4,351	4,772	4,257
Total deposits	1,127,362	1,229,621	1,075,348
Securities sold under agreement to repurchase	67,286	197,709	193,780
Short-term borrowings	18,000	—	—
Shareholders’ equity	109,574	106,480	119,369
Book value per share	19.62	19.09	21.37

Period End Average Balance Sheet Data:
Total assets	1,479,315	1,490,670	1,267,163
Total earning assets	1,375,100	1,382,055	1,173,734
Loans, net of unearned income	647,170	653,154	596,555
Total deposits	1,169,554	1,145,985	964,224
Securities sold under agreement to repurchase	168,332	205,292	174,521
Short-term borrowings	13,721	7,556	4
Shareholders’ equity	112,912	117,612	116,096

Period End Non-performing Assets:
Non-accrual loans	4,365	6,789	10,243
Loans 90+ days past due and accruing	5	49	301
Other real estate owned	4,481	4,884	4,358

	June 30, 2021	As of March 31, 2021	June 30, 2020
Year to Date Net charge-offs as a percentage of average net loans	0.11%	0.01%	0.07%

Year to Date Performance Ratios:
Return on average assets(1)	0.51%	0.51%	0.41%
Return on average equity(1)	6.74%	6.45%	4.52%

Year to Date Net Interest
Margin (tax equivalent)(1)	2.45%	2.32%	2.74%

(1)	Annualized

Contact:

Citizens Holding Company, Philadelphia

Phillip R. Branch, 601/656-4692

Phillip.branch@thecitizensbank.bank